Item 9.01 Financial Statements and Results

Exhibit 99.1.
Investor/Media Contacts
Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces
2015 Net Income Up 4.1% to $2.8 Million

Fourth Quarter 2015 Net Income Was $747,000
Continued Strong Loan and Deposit Growth Highlight 2015 Performance

Oswego, N.Y. — February 3, 2016 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced that full year 2015 net income available to common shareholders was $2.8 million, or $0.66 per diluted share, up 4.1% compared to $2.7 million for 2014. Basic and diluted earnings per share for 2015 were $0.67 and $0.66, respectively, compared to $0.64 and $0.63 per basic and diluted share earned in the prior year, respectively. Fourth quarter 2015 net income available to common shareholders was $747,000, compared to $802,000 for fourth quarter 2014.  Basic and diluted earnings per share for fourth quarter 2015 were $0.18 and $0.18, respectively, compared to $0.20 and $0.19 per basic and diluted share earned in the prior year period. Full year revenue (net interest income and total noninterest income) of $22.9 million increased $2.1 million or 10.1%, compared to $20.8 million in 2014. Fourth quarter 2015 revenue (net interest income and total noninterest income) of $6.0 million increased $247,000, or 4.3%, compared to $5.7 million for fourth quarter 2014.
Fourth Quarter and 2015 Performance Highlights
•	2015 revenue increased by $2.1 million, or 10.1%, compared to 2014
•	Total loans grew by $42.9 million, or 11.1%, from December 31, 2014
•	Net interest income improved to $4.8 million, up 5.3% from fourth quarter 2014
•	Total deposits of $490.3 million were up $74.7 million, or 18.0%, from December 31, 2014
•	Asset quality metrics continued to improve with nonperforming loans to total loans at 1.24% on December 31, 2015, down from 1.61% on December 31, 2014.
•	The 2015 ratio for average interest-earning assets to average interest-earning liabilities improved to 121.73% compared to 117.88% for the prior year.
"Pathfinder realized solid 2015 results during our first full year after completion of a successful second step conversion to full public ownership," said Thomas W. Schneider, President and Chief Executive Officer. "We productively invested our new capital in earning assets, developed a strong new business presence in Syracuse, made solid strides to improve our overall credit quality, and continued to be an effective gatherer of both retail and commercial deposits. As a result, we grew our loan portfolio by more than 11% and increased our net interest income by $1.7 million. We were also able to achieve a modest increase in earnings despite making significant investments in staffing and systems necessary to support additional growth. With a very strong capital base and abundant funding, we're solidly positioned to continue our operating momentum in 2016."
Income Statement
The Bank's fourth quarter 2015 net interest income of $4.8 million increased $239,000, or 5.3%, compared to $4.5 million for fourth quarter 2014. The improvement was due principally to the $440,000 increase in interest income resulting from an increase of $58.7 million, or 11.1%, in average interest-earning assets compared to the prior year quarter. Average loans of $423.0 million increased by $37.3 million, or 9.7%, from fourth quarter 2014 driven by diversified growth in commercial and residential mortgage portfolios. Average taxable investment securities were $113.2 million, an increase of $3.5 million, or 3.2%, from the prior year quarter. Fourth quarter interest expense was up $201,000 to $799,000, reflecting an 11 basis point increase in the average rate paid on interest-bearing liabilities, along with a $51.7 million, or 12.0%, increase in average interest-bearing liabilities compared to the prior year fourth quarter. The increase in interest-bearing liabilities was primarily a result of a $51.4 million increase in money market deposit accounts compared to the prior year period.
Net interest income for 2015 increased $1.7 million, or 9.8%, to $18.8 million compared to $17.1 million for the prior year period. Interest income for the full year was $21.4 million, an increase of $1.7 million, or 8.8%, compared to $19.7 million in 2014. The increase resulted primarily from growth of $63.8 million, or 12.7%, in average interest-earning assets compared to the prior year period. Average loans increased by $42.6 million, or 11.8%, while average taxable investment securities increased $11.1 million, or 10.3%. Interest expense of $2.7 million for 2015 was up $43,000, or 1.6%, from $2.6 million for the prior year period, reflecting a four basis point decrease in the average cost of interest-bearing liabilities, offset by an increase in average interest-bearing liabilities of $38.9 million.  The growth in the balance sheet of the Company noted above is the result of continued expansion into the Syracuse, NY market and the extension of existing deposit relationships with businesses and municipalities in Oswego and Onondaga Counties.
Net interest margin for the fourth quarter and full year 2015, was 3.26% and 3.31%, respectively, compared to 3.44% and 3.40% for the comparable periods in 2014. The decrease in the net interest margin for the year ended December 31, 2015 compared to 2014 was primarily a result of the 12 basis point reduction in the yield on average loans and an 8 basis point increase in the average rate paid on money market deposit accounts. The decrease in the net interest margin compared to fourth quarter 2014 was primarily a result of the 4 basis point reduction in the yield on average loans and the 7 basis point increase in the average rate paid on money market deposit accounts, as well as the 289 basis point increase in the average rate paid on subordinated debentures following the issuance of $10 million of subordinated debt on October 15, 2015. Margin compression continued to be offset by solid loan and deposit growth in the quarter. The Bank continues to keep a substantial portion of its investment portfolio in short duration obligations in anticipation of a future increase in long-term interest rates.
The provision for loan losses for fourth quarter 2015 was $345,000, compared with $275,000 for the prior year quarter. The increase in the provision for the fourth quarter is reflective of significant loan portfolio growth in the Bank's adjustable-rate commercial real estate loans and, to a lesser extent, the growth in the Company's commercial loan portfolios. The full year provision was $1.3 million compared with a provision of $1.2 million for the same period in 2014.
Fourth quarter 2015 noninterest income of $1.2 million was consistent with noninterest income for the prior year fourth quarter, as lower proceeds from bank owned life insurance, and net gains on sales and redemptions of investment securities were offset by an increase of $120,000 in other charges, commissions and fees, primarily a result of higher commission income from Pathfinder Risk Management's 51% interest in FitzGibbons Agency, LLC.
Full year noninterest income was $4.2 million, an increase of $413,000, or 11.0%, compared to $3.8 million for the prior year period. The improvement in 2015 noninterest income was due primarily to increased income from bank owned life insurance (up $93,000), higher net gains on sales and redemptions of securities (up $112,000), and increased other charges, commissions and fees (up $257,000). The increase was partially offset by a $38,000 decrease in loan servicing fees as well as a $45,000 decrease in deposit account fees.
Total noninterest expense for fourth quarter 2015 was $4.6 million, an increase of $373,000, or 8.9%, in comparison to $4.2 million for the same quarter in the prior year. The increase in noninterest expense was principally the result of a $202,000 increase in salary and benefit expenses related to staffing level increases made to enhance the Company's capacity to generate and administer new business growth, and a $59,000 increase in professional and other services substantially the result of expenses related to the legal and charter consolidation of the Pathfinder Commercial Bank subsidiary into Pathfinder Bank planned for the first half of 2016.
Noninterest expense for 2015 increased $1.9 million, or 12.1%, to $17.6 million from $15.7 million for the prior year period. Higher noninterest expenses largely reflect investments related to the Company's continued efforts to expand brand awareness and drive business activities in the Syracuse market.  Specifically, the increase was due in part to higher personnel expenses (up $892,000) resulting from the expansion of the Company's staffing levels in a number of areas,  including the staffing of the Company's new downtown Syracuse business banking office for the entirety of 2015. The office opened in the third of quarter 2014. Personnel expenses in 2015 also included incentive payments that were related to the Company's successful Second Step stock issuance in October of 2014 and increases in health care and retirement plan costs. Contributing further to the year-over-year increases in noninterest expenses was a $314,000 increase in building occupancy expense related to the full-year occupancy of the new office location in the Syracuse market, extensive refurbishments of certain existing locations and general increases in property taxes. In addition, noninterest expenses in 2015 were affected by an increase of $236,000 in professional and other services, due in large part to extensive staff training and development initiatives undertaken during the year. Finally, other noninterest expenses increased year-over-year by $389,000 due to non-recurring servicing recourse charges related to loans sold to an investor in prior years and transaction costs associated with increased deposit activity from credit unions and municipal customers utilizing the Promontory Interfinancial Network's FDIC-insured deposit placement services.
Balance Sheet at December 31, 2015
Total assets at December 31, 2015 were $623.3 million, up $62.2 million, or 11.1%, from $561.0 million on December 31, 2014. This increase was primarily a result of higher loans and available-for-sale securities. Total loans grew $42.9 million in 2015, compared to the prior year period, reflecting strong growth in the residential and commercial real estate portfolios. Growth in the securities portfolio reflects the acquisition of short-term collateral for the inflow of municipal deposits which typically occurs in the first and third quarters. The Bank continues to invest in shorter duration investment securities in anticipation of higher future long-term interest rates.
Total deposits at 2015 year end were $490.3 million, an increase of $74.7 million, or 18.0%, from $415.6 million on December 31, 2014. The increase was driven by continued substantial municipal inflows related to seasonal tax collections, increased inflows from commercial banking relationships and strong growth in core demand deposits.
Asset Quality
Asset quality metrics at December 31, 2015 were comparable or improved in comparison to recent reporting periods and reflect the markets where Pathfinder branches are located, and the Bank's underwriting process. The ratio of net loan charge-offs to average loans for fourth quarter 2015 remained favorable at 0.25%, compared to 0.21% for third quarter 2015 and 0.25% for fourth quarter 2014. Nonperforming loans to total loans were 1.24% for the fourth quarter, an improvement of 4 basis points compared to 1.27% in third quarter 2015 and a 37 basis point improvement from 1.61% on December 31, 2014. The loan loss allowance to non-performing loans for fourth quarter 2015 was 107.30%, improved from 85.5% for the year end 2014.
Cash Dividend Declared
As announced, on December 18, 2015, the Company's Board of Directors declared a cash dividend of $0.05 per common share for the quarter ending December 31, 2015, which is payable to shareholders of record as of January 11, 2016 on February 1, 2016. Based on the closing price of the Company's common stock of $12.39 on January 29, 2016, the implied dividend yield is 1.6%. Compared with fourth quarter 2015 earnings per diluted share of $0.18, the dividend represents what the Company believes is a sustainable 27.2% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.
Subordinated Loan Agreement
On October 15, 2015, the Company executed a $10.0 million non-amortizing subordinated loan agreement scheduled to mature on October 1, 2025. The Subordinated Loan is senior in the Company's credit repayment hierarchy only to the Company's common equity and, as a result, qualifies as Tier 2 capital for all future periods when applicable. The Company intends to use a portion of the proceeds for general corporate purposes and a portion of the proceeds to support the repayment of $13.0 million of the existing variable rate, non-cumulative perpetual senior preferred stock issued through the Small Business Lending Fund.
About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. (the "Company") is a Maryland corporation headquartered in Oswego, NY. The Company's primary business is its 100% ownership of Pathfinder Bank (the "Bank"). Pathfinder Bank is a New York chartered savings bank with eight full service offices located in Oswego County and northern Onondaga County, as well as a business banking office located in downtown Syracuse, NY. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. In October 2014, the Company completed its conversion from a mutual holding company to full public ownership by selling 2.6 million shares of common stock which raised $26.4 million in gross proceeds.  As of December 31, 2015, there were 4,353,850 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At December 31, 2015, the Company and subsidiaries had total consolidated assets of $623.3 million, total deposits of $490.3 million and shareholders' equity of $70.8 million.
Forward-Looking Statement
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Condensed Income Statement
Interest and dividend income	$5,587	$5,147	$21,424	$19,699
Interest expense	799	598	2,657	2,614
Net interest income	4,788	4,549	18,767	17,085
Provision for loan losses	345	275	1,349	1,205
	4,443	4,274	17,418	15,880
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	908	880	3,716	3,415
Net gain on sales of securities,
loans and foreclosed real estate	254	274	456	344
Noninterest expense	4,573	4,200	17,587	15,685
Income before income taxes	1,032	1,228	4,003	3,954
Provision for income taxes	242	386	1,071	1,153

Net Income	$790	$842	$2,932	$2,801
Net Income attributable to noncontrolling interest	$10	$8	$43	$56
Net Income attributable to Pathfinder Bancorp, Inc.	$780	$834	$2,889	$2,745

Preferred stock dividends	33	32	130	95
Net income available to common shareholders	$747	$802	$2,759	$2,650

	For the Years Ending
	December 31,	December 31,	December 31,
	2015	2014	2013
Selected Balance Sheet Data
Assets	$623,254	$561,024	$503,793
Earning assets	581,722	524,474	469,984
Total loans	430,438	387,538	341,633
Deposits	490,315	415,568	410,140
Borrowed funds	41,300	66,100	40,853
Allowance for loan losses	5,706	5,349	5,041
Subordinated debentures	14,991	5,155	5,155
Pathfinder Bancorp, Inc Shareholders' equity	70,805	68,790	42,712

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.25%	0.25%	0.15%
Allowance for loan losses to period end loans	1.33%	1.38%	1.48%
Allowance for loan losses to nonperforming loans	107.30%	85.50%	94.22%
Nonperforming loans to period end loans	1.24%	1.61%	1.57%
Nonperforming assets to total assets	0.94%	1.16%	1.18%

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Key Earnings Ratios
Return on average assets	0.50%	0.59%	0.48%	0.51%
Return on average common equity	5.30%	6.27%	5.00%	7.45%
Return on average equity	4.34%	5.04%	4.08%	5.50%
Net interest margin	3.26%	3.44%	3.31%	3.40%

Share and Per Share Data
Basic weighted average shares outstanding*	4,134,029	4,107,779	4,123,569	4,156,203
Basic earnings per share*	$0.18	$0.20	$0.67	$0.64
Diluted weighted average shares outstanding*	4,209,758	4,160,369	4,190,949	4,199,843
Diluted earnings per share*	$0.18	$0.19	$0.66	$0.63
Cash dividends per share	$0.05	$0.03	$0.16	$0.12
Book value per common share at December 31, 2015 and 2014			13.28	12.82
Tangible book value per common share at December 31, 2015 and 2014			12.19	11.78

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.